Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.10 par value per share, of Volt Information Sciences, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  March 31, 2015

GLACIER PEAK U.S. VALUE FUND, L.P.

By:	Glacier Peak Capital LLC, its general partner

By:	/s/ John C. Rudolf
	Name:	John C. Rudolf
	Title:	President

GLACIER PEAK CAPITAL LLC

By:	/s/ John C. Rudolf
	Name:	John C. Rudolf
	Title:	President

/s/ John C. Rudolf
JOHN C. RUDOLF